                            ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into as of the 29th day of August, 1996, by and among MED/WASTE, INC., a Delaware corporation, SAFETY DISPOSAL SYSTEM OF SOUTH CAROLINA, INC., a South Carolina corporation, CHAMBERS MEDICAL TECHNOLOGIES OF SOUTH CAROLINA, INC., a South Carolina corporation, and CHAMBERS DEVELOPMENT COMPANY, INC., a Delaware corporation.


                                R E C I T A L S

        A. Buyer desires to purchase substantially all the Company's assets and the Company desires to sell such assets, upon the terms and subject to the conditions set forth herein.

        B. The Company is a wholly owned subsidiary of Chambers. Chambers will receive direct benefits resulting from the transaction contemplated hereby and agrees to be bound by the terms and conditions of this Agreement.

        C. Buyer is a wholly owned subsidiary of Med/Waste. Med/Waste will receive direct benefits resulting from the transaction contemplated hereby and agrees to be bound by the terms and conditions of this Agreement.

        NOW, THEREFORE, in consideration of the mutual benefits to be derived therefrom and of the respective mutual covenants and agreements hereinafter set forth, the parties hereto do hereby agree as follows:


                            ARTICLE I - DEFINITIONS

        All capitalized terms used in this Agreement are used as defined in this Article I or elsewhere in this Agreement.

        1.1 Business - the provision by the Company of waste management and disposal services for non-hazardous medical and special waste customers and the processing thereof at the Company's incineration treatment facility in Hampton, South Carolina. For purposes of this definition of the Business herein, the definition shall not include the collection, transportation, processing or disposal of solid waste by an affiliate of the Company.

        1.2 Buyer - SAFETY DISPOSAL SYSTEM OF SOUTH CAROLINA, INC., a South Carolina corporation, a wholly owned subsidiary of Med/Waste.

        1.3 Chambers - CHAMBERS DEVELOPMENT COMPANY, INC. a Delaware corporation.

        1.4 Closing Date - Three (3) business days following satisfaction of all conditions precedent specified in Sections 8.1 and 8.2 herein, including but not limited to receipt of the transfer of all permits from DHEC herein; provided however, that the Buyer shall have the right to waive any or all conditions precedent specified in Section 8.1 and upon such waiver if all other conditions of Section 8.2 have been met or waived, the Closing Date shall be within three (3) days following such waiver.

        1.5 Collateral Agreements - Any and all agreements, instruments, certificates or documents required or expressly provided for in this Agreement to be executed and delivered in connection with the transaction contemplated by this Agreement, including all exhibits attached hereto.


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        1.6  Company - CHAMBERS MEDICAL TECHNOLOGIES OF SOUTH CAROLINA, INC., a
South Carolina corporation.

        1.7 Contracts - The contracts, agreements, (including consulting agreements), franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, guaranties, liens, approvals, and other instruments or undertaking as set forth on Schedule 2.1(d) to the Disclosure Schedule.

        1.8 Damages - Any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses and assessments, including all attorneys' fees and costs, and interest accruing on such Damages.

        1.9 DHEC. The South Carolina Department of Health and Environmental Control.

        1.10 Disclosure Schedule - The disclosure schedule entered into by the parties hereto containing the disclosures, exhibits and schedules required pursuant to the terms of this Agreement.

        1.11 Facility - the Company's incineration treatment facility in Hampton, South Carolina located on the Real Property (as hereinafter defined).

        1.12 Governmental Authorities - Any nation, country (including, but not limited to the United States of America), commonwealth, state, territory or possession thereof and any political subdivision of any of the foregoing, including, but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

        1.13 Hazardous Waste - Any regulated quantity of hazardous substances as listed by the United States Environmental Protection Agency ("EPA") and the list of toxic pollutants designated by the U.S. Congress or the EPA or defined by any other Federal, state or local statute, law, ordinance, code rule, regulation, order or degree regulating, relating to or imposing liability or standards of conduct concerning any hazardous, toxic substance or material as in effect on the date hereof.

        1.14 Med/Waste - Med/Waste, Inc., a Delaware corporation.

        1.15 Permits - Any and all permits, licenses, agencies, orders or contracts granted to the Company by any Governmental Authority, including DHEC, incident to or required in the Company's Business as listed on Schedule 1.15 to the Disclosure Schedule.


                    ARTICLE II - SALE AND PURCHASE OF ASSETS

        2.1 Sale and Purchase of Assets - On the terms and subject to the conditions of this Agreement, on the Closing Date the Company shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase, acquire, and accept delivery of, the following assets and properties owned by the Company as of the Closing Date and used by the Company in its Business:

             (a) The real estate, improvements and incineration facility located in Hampton, South Carolina more particularly described on Schedule 2.1(a) attached to the Disclosure Schedule (the "Real Property"). The Real Property is commonly known as the entire Chambers Hampton Plant Site, containing approximately 11.7 acres. The parties agree that prior to the Closing, the Company will have the right to retain approximately 3.8 acres of the Real Property to be used for a transfer station to be used


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for municipal solid waste in location known and described as "Tract 4" on
Schedule 2.1(d). If the Company does not develop and use Tract 4 as a municipal waste transfer station and has abandoned plans for such municipal waste transfer station within one year of the Closing, the Company will transfer the retained portion to the Buyer, free and clear of all liens and encumbrances for no additional consideration or cost to the Buyer;

             (a) all inventories and other materials of the Company wherever located, listed on Schedule 2.1(b) to the Disclosure Schedule which schedule will be updated as of the Closing Date, including all inventory in transit or on order and not yet delivered all maintained in the normal cause of business through the Closing Date. Buyer recognizes that items of inventory will be used and replaced in the normal course of Business prior to the Closing Date;

             (b) all supplies, equipment, vehicles, machinery, furniture, fixtures, leasehold improvements, and other tangible property owned by the Company, and used in connection with the Business, including but not limited to, the tangible assets listed in Schedule 2.1(c) to the Disclosure Schedule;

             (c) all of the Company's right, title and interest in and to all Contracts listed on Schedule 2.1(d) to the Disclosure Schedule;

             (d) customer lists, referral lists, technical information, quality control data, processes (whether secret or not), methods and other similar know-how or rights necessary or used at the Facility;

             (e) the Company's Permits to the extent assignable), licenses, telephone numbers, customer lists, vendor lists, referral lists and contracts, restrictive covenants, together with all books, files, papers, records, and other operating data of the Company to the extent such is assignable relating to the assets, properties, business and operations of its Business being sold hereunder;

             (f) The Company's and Chambers right, title and interest as Plaintiff in and to those certain lawsuits set forth on Schedule 2.1(g) to the Disclosure Schedule (the "Lawsuits") including an absolute assignment of that certain claim for a $4,000,000 refund of fees from the State of South
Carolina (the "Lawsuit"); and

The aforesaid assets and properties to be transferred to Buyer hereunder are hereinafter collectively referred to as the "Assets." The Assets represent all of the material tangible and intangible Assets of the Company used in the Company's Business, except for cash, accounts receivable, computer systems, trademarks and goodwill.

        2.2 Method of Conveyance - The sale, transfer, conveyance, assignment, and delivery by the Company of the Assets to the Buyer in accordance with
Section 2.1 hereof shall be through the delivery of:

             (a) a duly executed Special Warranty Deed (the "Warranty Deed") as it pertains to the Real Property in form reasonably satisfactory to Buyer's counsel.

             (b) a duly executed Bill of Sale (the "Bill of Sale") for the personal property comprising the Assets in form reasonably satisfactory to Buyer's counsel; and

             (c) various assignments of leases, Contracts, Lawsuits and other matters necessary or reasonably required by Buyer's counsel in form and substance reasonably satisfactory to the Company and its counsel.


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        2.3  No Liens - The Company shall transfer, as of the Closing, good and marketable title to the Assets to Buyer free and clear of all liens, charges, claims, security interests, adverse interests, and encumbrances of any kind whatsoever owed to, owed by, accrued to, or in favor of any person or party whatsoever.

        2.4 Assumption of Liabilities - Buyer shall not assume or be responsible at any time for any liability, obligation, debt or commitment of the Company, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise, which is not expressly assumed by Buyer herein, all of which the Company agrees to retain including, but not limited to (a) all trade accounts payable (b) the Company's payroll expenses (c) the Company's indebtedness for borrowed money (d) any liability of the Company for Federal, state or local taxes whether measured by sales, income or otherwise, (e) any liability of the Company in connection with any employee benefit plan or program including, without limitation, any liability of the Company under ERISA (as hereinafter defined), (f) any liability of the Company under any Federal, state or local law, rule, regulation, ordinance, program or permit relating to health, safety, Hazardous Waste and other environmental matters, or (g) any claims by any Governmental Authority. The Company agrees to satisfy and discharge, as the same shall become due, all obligations and liabilities of the Company not specifically assumed by Buyer hereunder.

        2.5 Compliance with Bulk Sales Act - The transaction contemplated herein shall not comply with the Bulk Sales Act then in effect in the State of South Carolina. The Company and Chambers hereby indemnify and hold Buyer harmless from any claims arising out of the non-compliance with the Bulk Sales requirements of South Carolina, all as more fully set forth in Section 9.4 herein.

        2.6 Evidence of Title. Within twenty (20) days of the date hereof, the Company shall deliver to Buyer evidence of title to the Real Property ("Evidence of Title") as follows:

             (a) An existing abstract of title prepared by a reputable and existing abstract firm, purporting to be an accurate synopsis of the instruments affecting the title to the Real Property recorded in the public records of the County where the Real Property is located, which shall commence with the earliest public records updated to a date after the date hereof ("Abstract"); or

             (b) An existing or prior owner's title insurance policy qualified for use as a title base for reissuance of coverage on the Real Property ("Prior Policy"), together with copies of all exceptions thereto and at the Company's option either (i) an abstract continuation from the effective date of the Prior Policy through the date hereof; or (ii) a computer title search printout and name search printout from the effective date of the Prior Policy through the date hereof and certified to Buyer's Closing Agent, together with copies of all documents recited in the Prior Policy and computer search all at the expense of Buyer.

        2.7 Marketable Title. The Company shall convey good, marketable and insurable title to the Real Property subject to standard exceptions. Marketable title shall be determined in accordance with the applicable title standards then in effect in the State of South Carolina. Buyer shall notify the Company of any title defects within ten (10) business days following receipt of Evidence of Title. The Company shall be required to cure such defects prior to the Closing Date unless such defects are unable to be cured with reasonable diligence in the reasonable opinion of the Company. In such event, Buyer shall have the right to purchase the Real Property and Assets "As Is" or terminate the Agreement.

        2.8 Survey. If the Company has an existing survey of the Real Property, it will deliver such survey to the Buyer promptly after the date herein. Buyer may elect to update the survey or if the Company does not have a survey, to obtain a new survey certified to Buyer at Buyer's expense. If the survey shows any encroachments onto the Real Property or that improvements on the Real Property materially encroach on set back lines, easements, lands of others or violate any restrictive, contract, covenants or applicable government regulations, the same shall constitute a title defect.


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               ARTICLE III - PURCHASE PRICE AND METHOD OF PAYMENT

        3.1 Payment - As payment in full for the Assets purchased by the Buyer and Med/Waste, Buyer and Med/Waste shall pay to the Company $3,620,000 (the "Purchase Price") as follows:

             (a) Buyer shall, at closing, pay to the Company aggregate cash consideration of $1,000,000, adjusted by the prorations and adjustments as required herein, in immediately available funds; and

             (b) Buyer shall issue to the Company and Med/Waste will guaranty, a four (4) year promissory note in the principal amount of $2,620,000 ("Promissory Note") substantially in the form attached to the Disclosure Schedule. The Promissory Note will not bear interest and will be secured by a first lien on the Assets substantially in the form of the Mortgage and Security Agreement attached to the Disclosure Schedule. The principal balance of the Promissory Note shall be paid quarterly commencing January 1, 1997 and payable on the first business day of each calender quarter thereafter as follows: (I) $52,500 per quarter in the first year; (ii) $102,500 per quarter in the second year; (iii) $225,000 per quarter during the third year: and (iv) $275,000 per quarter in the fourth year. Buyer will be required to make prepayments of principal during the first two years of the Promissory Note, if in either year, the Business burns at least 72,000,000 pounds of waste during such year. Such prepayment shall be made by February 28 of the following year in an amount equal to $.005 per pound for each pound burned in excess of 72,000,000 pounds up to 84,000,000 pounds and $.01 per pound for each pound in excess of 84,000,000 pounds. The prepayments shall reduce the principal payments due in the fourth year of the Promissory Note. Notwithstanding anything herein to the contrary, principal payments in the first two years of the Note, including any required prepayment, shall not exceed $700,000 per year. Buyer shall have the right to prepay the principal, in whole or in part, at any time during the term of the Promissory Note at a discount of 5% per year of prepayment. An amortization schedule related to prepayments will be attached to the Promissory Note.

   3.2 Adjustment to Purchase Price. All prorations shall be made as of midnight of the day preceding the Closing Date. All prorations and adjustments shall be made and paid insofar as feasible on the Closing Date.

        3.2.1 Operation of Assets. The operation of the Assets, the cash income and expenses attributable thereto up to 11:59 P.M. on the Closing Date shall, except as otherwise expressly provided elsewhere in this Agreement, be for the account of the Company and thereafter shall be for the account of Buyer. Expenses such as power and utility charges, rents, prepaid expenses, wages, commissions, payroll taxes and other fringe benefits of employees of the Company who enter into employment with Buyer and similar prepaid and deferred items shall be prorated between the Company and Buyer on the Closing Date. Vacation and leave benefits accrued prior to the Closing will be the responsibility of the Company. Immediately prior to the Closing, all waste on-site at the Real Property will be weighed. The Buyer will receive a credit at Closing for all such waste which was prepaid or billed by the Company prior to the Closing. The Company will pay for, or remove, all ash at the Facility prior to, or at Closing. All transportation costs for such waste to the extent it is the responsibility of the Company, shall be paid by the Buyer to the extent the Company incurred the obligation to pay the transporter to deliver such waste to the Facilityand Buyer shall thereafter be responsible for transportation of all waste on-site. Either party will pay on demand, expenses related to their operations or the Business as it relates to prorations herein.

             3.2.2 Tax Prorations. Real and personal property taxes shall be prorated based on the current year's taxes with due allowance being made to the maximum allowable discount. If Closing occurs at a date when the current year's assessment is not available, then taxes shall be prorated based


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on the prior year's tax.  However, if there are completed improvements on the
Property by January 1 of the year of Closing, which improvements were not in existence on January 1 of the prior year, then taxes shall be prorated based upon the prior year's millage and add an equitable assessment to be agreed upon by the parties. However, any tax proration based on an estimate may, at the request of either party be subsequently readjusted upon receipt of the tax bill.

             3.2.3 Expenses. State documentary stamps on the Warranty Deed and the cost of recording any corrective instruments shall be paid by the Company. The cost of recording the deed and Mortgage shall be paid by Buyer.


                              ARTICLE IV - CLOSING

        4.1 Closing - Subject to the conditions of this Article and Article VIII of this Agreement, the Closing shall take place at 9:30 a.m. on the Closing Date, or such other date as is mutually agreed between the parties. The Closing shall take place at the offices of Chambers at 3001 South Pioneer Drive, Smyrna, Georgia 30080. The Closing shall be deemed to have been completed as of 11:59 p.m. on the date immediately prior to the Closing Date.

  4.2 Company and Chambers Performance at Closing - At or prior to the Closing Date, the Company shall deliver to Buyer:

             (a)  a duly executed Special Warranty Deed;

             (b)  a duly executed Bill of Sale;

             (c) mechanic's lien, FIRPTA and other affidavits as may be required by any title insurance company insuring title to the Real Property;

             (d) a certificate duly executed by the duly authorized representative of the Company and Chambers to the effect that:

                  (i) all of the representations and warranties made by the Company and Chambers in this Agreement are true and correct as of the Closing Date;

                  (ii) none of the covenants made by the Company, and Chambers in this Agreement have been breached as of the Closing Date;

                  (iii) there has been no material adverse changes in the condition of the Assets since the date hereof through the Closing Date;

             (e) written evidence that this Agreement and the transaction contemplated hereby have been approved by the Company's shareholder and its board of directors in accordance with South Carolina law;

             (f) possession of the Real Property and the Assets pertaining to the Business;


             (g) an assignment and substitution of plaintiff transferring all of its right, title and interest in and to the Lawsuits in form and substance reasonably satisfactory to the Company and its counsel.


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             (h)  any and all assignments or other instruments of conveyance, necessary to vest good, marketable and complete title in and to the Real Property and Assets in Buyer;

             (i)  all assignments for all  Contracts hereto;

        4.3 Buyer's Performance at Closing - At or prior to the Closing Date, Buyer and/or Med/Waste shall deliver or cause to be delivered to the Company the following:

             (a)  the cash as required in Section 3.1(a) herein;

             (b)  a duly executed Promissory Note by Buyer in accordance with
Section 3.1(b) herein;

             (c)  a guaranty of the Promissory Note by Med/Waste;

             (c)  a duly executed Mortgage and Security Agreement;

             (d) An assumption agreement for all Contracts listed on Schedule 2.1(c) to the Disclosure Schedule;

             (e)  The Ash Disposal Agreement as provided in Section 8.1(m);

             (f)  The municipal waste processing agreement described in Section
9.9 hereto;

             (g) a certificate executed by an officer of the Buyer to the effect

                  (i) that all of the representations and warranties made by Buyer in this Agreement are true and correct as of the Closing Date;

                  (ii) none of the covenants made by Buyer and Med/Waste have been breached as of the Closing Date; and

                  (iii) There has been no material adverse change in the business, operations or financial condition of Buyer or Med/Waste.

             (h) written evidence that this Agreement and the transaction contemplated hereby have been approved by the Buyer' s shareholder and its board of directors in accordance with South Carolina law.

             (i)  An assumption of the Lawsuits.

        4.4  Termination in Absence of Closing -

             (a) If by the close of business on January 31, 1997, the closing has not occurred, then either party may thereafter terminate this Agreement by written notice to such effect, to the other parties hereto, without liability of or to any other party to this Agreement, unless the reason for closing having not occurred is (i) such party's breach of any of its representations, warranties or covenants or other provision of this Agreement; or (ii) the failure of such party to perform its obligations hereunder. In such event, the defaulting party shall be liable to all other parties for all Damages incurred by the non-defaulting parties, including but not limited to all expenses, costs and attorney fees incurred in due diligence, negotiation and drafting of this Agreement and all Collateral Agreements.


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             (b)  Notwithstanding approval of the transaction by the Company's shareholders and/or the board of directors of Buyer, this Agreement and the transaction contemplated herein may be terminated and abandoned at any time on or prior to the Closing Date, by Buyer if:

                  (i) any representation or warranty made herein for the benefit of Buyer or any certificate, schedule or document furnished to Buyer pursuant to this Agreement is untrue then or at the time of Closing;

                  (ii) the Company or Chambers shall have defaulted in any respect in the performance of any obligation under this Agreement; or

                  (iii) a material adverse change has occurred to the Company's financial or business condition.

             (c) Notwithstanding approval of the transaction by the Company's shareholders and/or the board of directors of Buyer, this Agreement and the transaction contemplated herein may be terminated and abandoned at any time on or prior to the Closing Date, by the Company if:

                  (i) any representation or warranty made herein for the benefit of the Company or any certificate, schedule or document furnished to the Company pursuant to this Agreement is untrue then or at the time of Closing;

                  (ii) Buyer or Med/Waste shall have defaulted in any respect in the performance of any obligation under this Agreement; or

                  (iii) a material adverse change has occurred to Med/Waste's financial or business condition.


           ARTICLE V - REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                                  AND CHAMBERS

        The Company and Chambers represent and warrant to Buyer that:

        5.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina. The Company has the corporate power to own, manage, lease and hold its Real Property and Assets and engage in its Business where such Real Property and other Assets are located, is duly qualified to do business and is in good standing in each jurisdiction in which the character and location of the properties owned by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to qualify in any jurisdiction would not have a material adverse effect on the Company. The Company is a wholly owned fourth tier subsidiary of Chambers .

        5.2 Authority - The Company and Chambers have full power and authority to enter into this Agreement and to consummate the transaction contemplated hereby. This Agreement and any Collateral Agreement executed in connection with the closing constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligations of such parties enforceable in accordance with its terms.

        5.3 Title to Real Property - The Company has, or will have as of the Closing, good, marketable and insurable title to the Real Property, free and clear of any and all liens, mortgages, pledges, adverse claims, encumbrances or other restrictions or limitations whatsoever, except for minor imperfections and encumbrances (none of which evidence a debt) that do not materially detract from or interfere with the present use or value of such Real Property.

        5.4 Title to Other Assets - Except for the leased personal property listed on Schedule 2.1(d) of the Disclosure Schedule, the Company has, good, marketable and insurable title to all of the personal property included in the Assets, free and clear of any and all liens, mortgages, pledges, adverse claims, encumbrances

        5.5 Possession of Real Property - The Company represents that there are no parties in possession of the Real Property other than the Company. The Company shall deliver possession of the Real Property at the Closing Date.

        5.6 Ingress and Egress - The Company represents that there is ingress and egress from and to public rights of ways for the Real Property.

        5.7 Real Property - The Real Property is in material compliance with all fire, zoning, health, building code, orders regulations, rules and statutes pertaining to the Real Property. The Company has not received any notice of any pending or threatened condemnation or similar proceeding affecting the Real Property or any portion thereof. There are no easements or encroachments affecting the Real Property except as may otherwise be shown by a survey of the Real Property.

        5.8 Employee Benefit Plans - The Company and Chambers are in compliance with all of the provisions of its existing employee benefits plans in accordance with appropriate law. Buyer shall not be responsible for any matters related to such employee benefit plans, it being understood that all employees who are employed by Buyer following the closing will be terminated in accordance with such plans and all such benefits accrued to such employees shall be paid or settled prior to the Closing Date by the Company.

        5.9  Employee Matters -

             (a) The Company does not have any material (i) controversies with its employees, (ii) unresolved labor liens, grievances or organization efforts; or (iii) pending or threatened unfair labor practices or labor arbitration proceedings.

             (b) Schedule 5.9(b) of the Disclosure Schedule sets forth, by number and employment classification, the number of employees of the Company as of the date of this Agreement. None of such employees are subject to collective bargaining agreements with the Company. The Company has not at any time had, or been threatened with, any work stoppages or other labor disputes or controversies with respect to its employees.

        5.10 Contracts and Commitments - Attached as Schedule 2.1(d) to the Disclosure Schedule, are the Contracts to be assumed by Buyer. Buyer shall not be required to assume any other Contracts not so listed unless Buyer provides prior written approval, which approval shall not be unreasonably withheld. There have been delivered to Buyer true and correct copies of each Contract. All of the Contracts are valid and binding, in full force and effect and are enforceable against the Company in accordance with their terms and are fully assignable to Buyer without the consent of any of the other parties thereto, except as so noted on Schedule 2.1(d). The Company does not have any knowledge of any facts which would lead it to believe that any such Contracts are not enforceable by the Company. The Company has performed all obligations required to be performed by it to date and is not in default in any material respect under any Contract to which it is a party. None of the Contracts were arrived at or otherwise reflect less than arms-length negotiations or bargaining except as noted on Schedule 2.1(d).


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
        5.11 Inspection of Records - The Company has made, or will make, available for inspection by Buyer full and complete information concerning the Company's customers, suppliers, vendors, referral sources, consultants and all applicable books and records pertaining to the Real Property and Assets being sold, as well as the Facility's customers, including complete copies of any customer, vendor, consulting, management and supplier contracts.

        5.12 Inventories - The inventory of the Company as of the Closing Date shall, in all material respects, consist of items of a quality, condition and quantity consistent with normal inventory levels of the Company and shall not be diminished from the level of inventory as of July 31, 1996.

        5.13 Equipment and Other Tangible Property - The Company's equipment, furniture, machinery, vehicles, structures, fixtures and other tangible property included in the Real Property and Assets shall, as of the Closing Date, be in all material respects in the same condition as of the date hereof, except for reasonable and ordinary wear and tear.

        5.14 Permits - The Company has all material Permits necessary to construct, own, operate, use and/or maintain the Real Property, Assets and the Business in all locations where the Company conducts such Business. Such Permits are valid and subsisting and all fees required to be paid thereon have been paid. Except as set forth on Schedule 1.15 to the Disclosure Schedule, no proceeding is pending or threatened to modify, suspend, revoke, withdraw, terminate or otherwise limit any Permit which could materially adversely affect the ability of the Company to own, operate, use or conduct the Business currently operated.

        5.15 Litigation - Except for the Lawsuits described on Section 5.15 to the Disclosure Schedule, there are no actions, suits, proceedings or investigations, either administrative or judicial (whether or not on behalf of the Company) pending or, to the Company's knowledge, threatened against or affecting the Company or any property or Assets of the Company which involve the possibility of any judgment or liability not fully covered by insurance. The Company is not in default with respect to any order, writ, injunction or decree of any court or Governmental Authority. The Company is in compliance in all material respects with all laws, rules, regulations and orders applicable to its Business.

        5.16 Compliance with Laws - Except as set forth on Schedule 5.16 to the Disclosure Schedule, the Company is and has been in material compliance in all respects with any and all laws, regulations, ordinances, rules, orders or decrees applicable to the Company. Except as set forth on Schedule 5.16 to the Disclosure Schedule, The Company has not received or entered into any citation, complaints, consent order, compliance schedules or other similar enforcement order or received written notice from any Governmental Authority that would indicate that the Company is not currently in compliance with all such laws, regulations, ordinances, rules, orders or decrees.

        5.17 Compliance with Instruments - The consummation of the transaction contemplated by this Agreement will not result in a breach or violation of any of the terms, provisions or conditions of, or constitute a default under, or result in the creation of any lien, charge or encumbrance on any property or Assets of the Company pursuant to its Articles of Incorporation, all amendments thereto or By-Laws, any provision of law, judgment, decree, indenture, agreement or instrument to which the Company is a party or by which it is bound.

        5.18 Brokers' Commissions - Except as set forth on Schedule 5.18 of the Disclosure Schedule, neither the Company nor Chambers have entered into any agreement or understanding with any person, firm or entity or become indirectly a party to any agreement, for the payment of any commission, finder's fee or brokerage fee in connection with this Agreement and the transaction contemplated hereby. The Company and Chambers hereby agrees to indemnify and hold harmless the

Buyer from any claims for a commission, finder's or broker's fee in which the Company or the Chambers are alleged to be a party.

        5.19 Accuracy of Information - The representations and statements made by the Company or Chambers herein are true, complete and correct in all material respects and none of such representations, warranties or statements contains an untrue statement of a material fact or omits to state any material fact necessary to make any such representation, warranty or statement under the circumstances in which made, misleading.

        5.20 Environmental Regulations - Neither the Company nor Chambers have received notice from any property owner, landlord, tenant or Governmental Authority that Hazardous Wastes are being improperly stored or disposed of at the Real Property or that any soil or groundwater contamination has emanated from the Real Property to the property of others. The Company is familiar with, and has complied with all applicable local, state and Federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the operations of the Company.

       ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF BUYER AND MED/WASTE

        Buyer and Med/Waste represent and warrant to the Company and Chambers that:

        6.1 Organization of Buyer - Buyer is duly organized and validly existing as a corporation in good standing under the laws of the State of South Carolina and has full corporate power to carry on its business as now conducted and is entitled to own or lease its properties and to carry on its business as now conducted in the places where such properties are now leased, owned or operated or such business is now conducted. Buyer is a wholly-owned subsidiary of MED/WASTE, INC., a Delaware corporation.

        6.2 Authority - Buyer and Med/Waste have full power and authority to enter into this Agreement and the consummation of the transaction contemplated by this Agreement will not result in any breach of any of the terms, provisions, or conditions of, or constitute a default under, or result in the creation of, any lien, charge, or encumbrance of any property or assets of Buyer or Med/Waste pursuant to their respective Certificates of Incorporation or By-Laws or any indenture, agreement, instrument, order, judgment, or decree to which either is a party or by which they may be bound.

        6.3 Med/Waste Financial Resources - Med/Waste has the financial resources to pay the Purchase Price and the Promissory Note in accordance with its terms.

        6.4 Validity of Instruments - This Agreement, the Collateral Agreements and specifically the Mortgage and Security Agreement upon execution and delivery hereof or thereof, are valid and enforceable agreements under the laws of the State of South Carolina and the Mortgage and Security Agreement, upon recording in the public records will vest in the Company a first lien on the Real Property and the Assets. The Mortgage and Security Agreement have been duly authorized by all necessary corporate action on the part of both the Buyer and Med/Waste in accordance with the laws of the states of their respective incorporation.

        6.5 Broker's Commission - Buyer has not entered into any agreement or understanding with any person, form or entity or become indirectly a party to any agreement for the payment of any commission, finder's fee or brokerage fee in connection with this Agreement and the transaction contemplated hereby. Buyer hereby agrees to indemnify and hold the Company and Chambers harmless from any claims for a commission, finder's fee or broker's fee in connection with any agreement to which Buyer is a party.

                   ARTICLE VII - OBLIGATIONS PRIOR TO CLOSING

        7.1 Operation of Business - The Company and Chambers agree that, from the date hereof to the Closing Date, the Company shall conduct its Business and affairs only in the ordinary course. For the purpose of this Agreement, the phrases "the ordinary course" and "the ordinary course of business" shall mean the conduct and operation of the Business of the Company only in the manner in which it conducted and operated such Business during the twelve-month period ended December 31, 1995, and the period from January 1, 1996 to the date hereof, following its usual and ordinary business practices.

        7.2 Access to Books and Records - From and after the date hereof, the Company and USA Waste shall (a) afford to the officers, employees and representatives of Buyer full and free access to its Real Property, Assets, personnel, properties, applicable records and books of account at all reasonable times during business hours upon prior written notice and in the presence of a Company representative, (b) to furnish to such officers, employees and representatives such other information as Buyer may reasonably request, and (c) to authorize its accountants and auditors to permit Buyer's independent public accountants and representatives to examine records and working papers pertaining to the Company's financial statements, sufficient to allow the Buyer's independent certified public accountants to audit the Facilities' financial statements in accordance with the rules and regulations promulgated by the U.S. Securities and Exchange Commission. All information related to the business shall be provided at the Facility. Buyer agrees to treat all such material as confidential and not make use of such materials except for the purposes expressed in this Agreement unless such use comes into the public domain through no act or omission of Buyer.

             7.3 Affirmative Covenants - The Company and Chambers covenant that from and after the date hereof and through the Closing Date, the Company will:

             (a) keep its Real Property and other Assets insured consistent with its prior practices in respect thereto;

             (b) shall maintain the Real Property and the Assets in the condition existing as of the date herein and shall perform all maintenance and repair as presently scheduled or contemplated.

             (c) perform in the ordinary course of business all of its obligations under contracts, leases and documents relating to or affecting its Real Property and Assets, properties and business;

             (d) use its best efforts to preserve intact its Business, organization, agencies and goodwill, to the end that the Buyer shall continue to operate the Real Property and Assets as a going business as now constituted, after the Real Property and Assets are acquired by Buyer.

             (e) continue to maintain all employees of the Company at the same salary and benefits in accordance with good business practices; and

             (f) afford the Buyer the opportunity to employ all of the Facility's existing employees on the same basis as they are presently employed.

        7.4 Lawsuits. The Company shall continue to maintain and prosecute the Lawsuits and appeals related thereto up to and through the Closing Date and shall pay all costs thereof including attorneys' fees through the Closing Date. Thereafter, all fees, expenses, witness fees and similar expenses shall be the expenses of Buyer. The Company shall keep the Buyer fully apprised of the status thereof at all times. The Company will not abandon any claim, compromise any issue or settle any matters without the express written approval of the Buyer, which will not be unreasonably withheld, delayed or conditioned.

        7.5 Roof Replacement. Prior to the Closing Date, the Company shall replace the roof over the ash pit at the Real Property and to otherwise replace or repair the roof structures of the other improvements located on the Real Property. Such repair and replacement of the roof shall be performed in a manner subject to the reasonable satisfaction of Frank Hutchinson, P.E. All roofs shall be in conformity with building codes then in effect covering the Real Property and shall, at Closing, be in good working order and watertight. If the roof replacement and repairs are not completed by the Closing, the Company shall give the Buyer a credit at closing for the amount necessary to complete such replacement and repairs.

        7.6 Permit Transfer. Buyer and/or Med/Waste shall, within five (5) business days following the execution of this Agreement, submit to DHEC and all applicable regulatory agencies for a transfer of the Permits and proceed with all due diligence to obtain such transfer of such Permits and shall keep the Company and Chambers informed at all times of the status of such transfer applications.

        7.7 Audit. Following the execution of this Agreement, Med/Waste and the Buyer shall proceed with all due diligence to cause its independent certified public accountant to perform and complete the necessary audit of the Company's books and records necessary to satisfy the requirements of the U. S. Securities and Exchange Commission.

               ARTICLE VIII - CONDITIONS PRECEDENT TO THE CLOSING

        8.1 Conditions to Obligations of Buyer - The obligation of Buyer to consummate this Agreement shall be subject to, and be conditioned upon, each of the following conditions:

             (a) Properties Intact - No Real Property or other Assets of the Company shall have suffered any material destruction or damage by fire, accident or other casualty or act of God not fully covered by insurance or affecting in a material and adverse way the conduct of the Business of the Company considered as a whole.

             (b) Representations and Warranties - The representations and warranties made by the Company and Chambers in Article V hereof shall be correct in all material respects on and as of the Closing Date (except as affected by the transaction contemplated herein or otherwise approved in writing by the Buyer and changes occurring after the date hereof in the ordinary course of the Company's business) with the same force and effect as though such representations had been made on and as of the Closing Date; none of the covenants of the Company or Chambers contained in Articles VII hereof shall have been breached in any material respect as of the Closing Date.

             (c) No Material Adverse Change - From June 30, 1996 to the Closing Date, there has been no material adverse change in the condition of the Business taken as a whole.

             (d) Approvals and Consents - All material consents, approvals, authorizations or orders of any individual, entity, court or Governmental Authority or administrative body shall have been obtained and in effect on the Closing Date which are required for the transfer of any Assets, Permits or the consummation of the transaction contemplated by this Agreement, including but not limited to the transfer of all material Permits issued by DHEC necessary for the operation of the Business.

             (e) No Litigation - Except for the Lawsuits, no claim, proceeding, investigation, or litigation, either administrative or judicial, shall be threatened or be pending against the Buyer, the

Company or Chambers which, in the opinion of counsel for Buyer, presents a reasonable probability that the transaction contemplated by this Agreement would be enjoined or prevented or that the right of Buyer to continue the operations of the Real Property, Assets and Business of the Company would be materially and adversely affected.

             (f) Due Diligence - Buyer shall have completed its due diligence investigation of the Company and its customers within ninety (90) days from the date hereof and provided written notice of the Company of such completion and the results thereof shall not have revealed that any representation, warranty or covenant made by the Company or Chambers in this Agreement are incorrect in any material respect, or otherwise unsatisfactory to Buyer.

             (g) No Liens - Buyer shall have received written evidence in form and substance satisfactory to it of the termination of any and all liens that encumber any of the Real Property or Assets.

             (h) No Change in Law - There shall have not been proposed or enacted after the date of this Agreement, (including without limitation, any threatened proposal or enactment of) any statute, rule, regulation, policy, guideline, or official interpretation, or any modification in or to any existing statute, rule, regulation, policy or guideline not contemplated as of the date hereof, which prohibits or delays or threatens to prohibit or delay, the performance of the transaction contemplated by this Agreement or which changes, or threatens to change, in an adverse manner the Business, financial condition, revenues, income, liabilities (whether absolute, contingent or otherwise) reserves or prospects of the Business from that reflected in the Financial Statements

             (i) No Violations of Law - At the Closing Date, there shall exist no material violations of any Federal, state or local law, ordinance or regulation affecting the Real Property or Assets.

             (j) Performance by the Company and Chambers - All of the terms and conditions of this Agreement to be complied with and performed by the Company and Chambers on or before the Closing Date shall have been complied with and performed.

             (k) Assignments - All material consents or approvals of the assignments of the Contracts, leases and Lawsuits shall have been obtained.

             (l) Shareholder Approval - The Company's shareholder has approved the transaction contemplated herein in accordance with South Carolina law.

             (m) Disposal Agreements - The Buyer and Chambers Oakridge Landfill, Inc. shall have entered into a ten (10) year agreement for the disposal of ash generated in the Business following closing at the Oakridge Landfill in Dorchester County, South Carolina for a price equal to $23.00 per ton, which price shall be increased annually by the lesser of five percent (5%) or CPI for Urban Wage Earnings and Clerical Workers (U.S. City Average: all items) issued by the Bureau of Labor Statistics of the U.S. Department of Labor using the year 1967 as a base of 100 on the anniversary date each year. Such Ash Disposal Agreement shall be in form and substance reasonably satisfactory to the Company and Buyer.

             (n) Form 8-K Financial Statements - The Buyer shall have completed an audit of the Financial Statements by an independent certified public accountant chosen by Buyer and Buyer has received such reports of Buyer's independent auditors required to be filed in a current report on Form 8-K pursuant to the Securities Exchange Act of 1934, as amended, in connection with the consummation of the transaction contemplated hereby by January 31, 1997. All such audited Financial Statements shall comply with the requirements of Regulation S-X as promulgated by the SEC. If the audit is not completed by January 31, 1997 (unless such audit cannot be performed as a result of generally accepted auditing procedures), the Buyer shall complete such audit following the Closing Date.

        8.2 Conditions to Obligations of the Company and Chambers - The obligations of the Company and Chambers to consummate this Agreement are subject to and shall be conditioned upon each of the following conditions:

             (a) Representations and Warranties - The representations and warranties made by Buyer herein shall be correct in all material respects on and as of the Closing Date with the same force and effect (except as affected by the transaction contemplated herein or otherwise approved in writing by the Company and changes occurring after the date hereof in the ordinary course of Buyer's business) as though such representations had been made on and as of the Closing Date. The covenants of Buyer contained herein shall not have been breached in any material respect as of the Closing Date, and Buyer shall have delivered to the Company a certificate to such effect signed by a duly authorized officer of Buyer.

             (b) Performance by Buyer - All of the terms, covenants and conditions of this Agreement to be complied with and performed by Buyer on or before the Closing Date shall have been complied with and performed.

             (c) No Material Adverse Change - From the date hereof to the Closing Date, there has been no material adverse change in the financial condition of Med/Waste taken as a whole.

             (d) No Litigation - Except for the Lawsuits, no claim, proceeding, investigation, or litigation, either administrative or judicial, shall be threatened or be pending against the Buyer, the Company or Chambers which, in the opinion of counsel for the Company, presents a reasonable probability that the transaction contemplated by this Agreement would be enjoined or prevented or that the right of Buyer to continue the operations of the Real Property, Assets and Business of the Company would be materially and adversely affected.

             (e) Approvals and Consents - All material consents, approvals, authorizations or orders of any individual, entity, court or Governmental Authority or administrative body shall have been obtained and in effect on the Closing Date which are required for the transfer of any Assets, Real Property, Permits or the consummation of the transaction contemplated by this Agreement, including but not limited to the transfer of all material Permits issued by DHEC necessary for the operation of the Business.

             (f) Board Approval - The Company's Board of Directors shall have approved the transaction contemplated herein and evidence of same shall have been provided to the Company.

             (g) Disposal Agreements - The Buyer and Chambers Oakridge Landfill, Inc. shall have entered into a ten (10) year agreement for the disposal of ash generated in the Business following closing at the Oakwood Landfill in Dorchester County, South Carolina for a disposal price equal to ___ of $23.00 per ton, in accordance with the Ash Disposal Agreement described in Section 8.1(m).

             (h) Agreements - Buyer and/or Med/Waste, as the case may be, shall have executed and delivered to the Company the Promissory Note, Mortgage and Security Agreement, Processing Agreement and form Assumptions of Contracts.

                     ARTICLE IX - POST-CLOSING OBLIGATIONS

        9.1 Survival of the Closing - All covenants, agreements, representations, and warranties made hereunder and in any certificates delivered at the Closing pursuant hereto shall be deemed to have been relied upon by Buyer, the Company and Chambers, and shall survive the Closing for a period of three (3) years from the Closing Date except as may otherwise be specifically provided herein.

        9.2 Access to Records - From and after the Closing Date, the Company and Chambers shall (i) permit Buyer, and its employees, agents, officers, accountants, legal counsel and other representatives to have access to the books, records, files, agreements and other information pertaining to the Company so that Buyer and its independent certified public accountants are able to audit the financial statements in accordance with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and (ii) use its best efforts to permit Buyer, its employees, agents, officers, accountants, legal counsel and other representatives to have access to the Company's employees, officers, counsel, accountants and representatives; at all times as reasonably requested by Buyer, upon prior written notice for the purpose of investigating or defending any claim made against the Real Property, Assets or Business. The Company shall arrange for access to all applicable working papers prepared by its independent accountants.

        9.3 Further Assurances - Following the Closing, each of Chambers, the Company, Buyer and Med/Waste shall execute and deliver such documents, and take such other action as shall be reasonably requested by any other party hereto to carry out the transaction contemplated by this Agreement. For a period of ninety (90) days following the Closing, the Company shall have reasonable access and use of the administrative facilities of the Facility, including the reasonable use of office equipment and personnel to transition the Business and to complete all of its final billings and similar matters.

        9.4 Indemnification by the Company and Chambers - The Company and Chambers jointly and severally agree to indemnify, reimburse and hold harmless Buyer against and from:

             (a) All Damages suffered, incurred, or sustained by Buyer as a result of (i) any liabilities, absolute or contingent, of the Company which have not been expressly assumed by Buyer in writing; (ii) the untruth of any representation or the breach of any warranty made in this Agreement; (iii) the untruth of any certificate required under this Agreement to be delivered by the Company or Chambers to Buyer on the Closing Date; (iv) the breach of this Agreement by the Company or Chambers and (v) any liability arising out of the Lawsuits, pertaining to any action occurring prior to the Closing Date, including awards for attorneys' fees or costs to the other parties.

             (b) Buyer shall give the Company and Chambers prompt notice of any claim for indemnification they may wish to assert pursuant to this Section
9.4 as soon as reasonably practicable. The Company or Chambers may, in their discretion and at their expense, take all necessary steps to properly contest any claim, liability or action in respect thereof involving third parties, or to prosecute such contest or action to conclusion or settlement satisfactory to Buyer. Buyer shall cooperate fully with the Company and Chambers in the reasonable conduct of any such contest, action, legal proceedings, negotiation, or settlement and will not permit compromise voluntarily or settle any such contest, action, legal proceeding, claim or demand without prior notice to the Company and Chambers.

             (c) Upon payment to Buyer by the Company or Chambers of any amount covered by this indemnification, Buyer shall forthwith assign to the Company all of its right, title and interest in any item to which indemnification shall be made.

             (d) In the event that the Company or Chambers shall dispute the right of Buyer to be indemnified under this Section 9.4 and any item with respect to which Buyer shall so request indemnification, or if the Company or Chambers shall dispute the amount which Buyer shall be entitled to receive with respect to such item by way of indemnification, such dispute shall be submitted to arbitration in accordance with the rules then in effect of the American Arbitration Association. Such arbitration proceedings shall be held in Atlanta, Georgia.

        9.5 Indemnification by Buyer and Med/Waste - Buyer and Med/Waste jointly and severally agree to indemnify, reimburse and hold harmless the Company and Chambers against and from:

             (a) All Damages suffered, incurred, or sustained by the Company and Chambers as a result of (i) any liabilities, absolute or contingent, of Buyer arising following the Closing; (ii) the untruth of any representation or the breach of any warranty made by Buyer or Med/Waste in this Agreement; (iii) the untruth of any certificate required under this Agreement to be delivered by Buyer and Med/Waste to the Company or Chambers on the Closing Date; (iv) the breach of this Agreement by the Buyer and Med/Waste; and (v) any liability arising out of the Lawsuits, pertaining to any action occurring after the Closing Date, including awards for attorneys' fees or costs to the other parties, except that any awards relating to periods both before and after the Closing Date shall be prorated between the parties.

             (b) The Company and Chambers shall give Buyer prompt notice of any claim for indemnification they may wish to assert pursuant to this Section
9.5 as soon as reasonably practicable. The Buyer and Med/Waste may, in their discretion and at their expense, take all necessary steps to properly contest any claim, liability or action in respect thereof involving third parties, or to prosecute such contest or action to conclusion or settlement satisfactory to Company or Chambers. Company or Chambers shall cooperate fully with the Buyer and Med/Waste in the reasonable conduct of any such contest, action, legal proceedings, negotiation, or settlement and will not permit compromise voluntarily or settle any such contest, action, legal proceeding, claim or demand without prior notice to Buyer.

             (c) Upon payment to the Company or Chambers by the Buyer of any amount covered by this indemnification, the Company or Chambers shall forthwith assign to the Buyer all of their right, title and interest in any item to which indemnification shall be made.

             (d) In the event that the Buyer or Med/Waste shall dispute the right of the Company or Chambers to be indemnified under this Section 9.5 and any item with respect to which the Company or Chambers shall so request indemnification, or if the Buyer shall dispute the amount which the Company or Chambers shall be entitled to receive with respect to such item by way of indemnification, such dispute shall be submitted to arbitration in accordance with the rules then in effect of the American Arbitration Association. Such arbitration proceedings shall be held in Atlanta, Georgia.

        9.6  Non-Competition Agreement -

             (a) Each of the Company and Chambers covenant and agree that for a period of five (5) years from the Closing Date they will not establish, operate, manage or own a Medical Waste treatment facility within the States of Florida, Georgia, South Carolina or North Carolina (the "Restricted Territory").


             (b) The Company and Chambers agree that for a period of three years following the Closing, they shall not at any time, disclose, directly or indirectly to any person, firm or entity any confidential information about the Business, Buyer, or any information concerning their respective financial condition, customers, and methods of obtaining business or any other methods generally of doing and operating the Business, except to the extent that such information is a matter of public knowledge or is required to be disclosed by law through judicial or administrative process.

             (c) It is recognized and acknowledged by the parties hereto that a breach or violation by Chambers or the Company of any of the covenants and agreements contained in Section 9.6 may cause irreparable harm and Damage to Buyer in a monetary amount which may be impossible to ascertain. Chambers and the Company agree that Buyer shall be entitled to an injunction from any court of competent jurisdiction enjoining or restraining any breach or violation of any or all of the covenants and agreements contained in this Section 9.6 and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies the Buyer may possess hereunder at law or in equity.

        9.7 Right of First Refusal - Notwithstanding anything in Section 9.6 to the contrary, nothing herein shall prohibit Chambers, its affiliates , or its subsidiaries from acquiring solid waste companies or assets within the Restricted Territories, which company or assets have, which involves medical waste treatment facilities incidental to solid waste business, medical waste treatment facilities. For a period of five (5) years following the Closing Date, Chambers hereby grants to Buyer the right of first refusal to purchase any such medical waste assets in the Restricted Territories acquired in such transactions. If Chambers desires to divest such assets and receives a bona fide offer to purchase any such medical waste assets (which offer may be orally or in writing), and Chambers determines to sell such medical waste facilities. Chambers will provide written notice of such offer to Buyer promptly after receipt by the Company or Chambers. No such offer shall be deemed to be bona fide if such offer contains any terms which are impossible for Buyer to perform, such as the exchange of specific real or personal property, employment agreements or similar matters, except if any such offer that requires payment of property, stock or other assets, Buyer shall have the right to pay cash with or equivalent fair value to such property, stock or other assets. A duty of good faith shall be applicable to any such offer and the right of first refusal granted herein. Buyer shall have fifteen (15) days following written notice within which to exercise the right of first refusal granted herein. If Buyer exercises such right of first refusal, Buyer shall close on such transaction on the same terms as provided in the offer, except that Buyer shall have a minimum of thirty (30) days following exercise within which to close. If the Company does not exercise the right of first refusal, Chambers may proceed with the bona fide offer. If any material term of the offer is thereafter modified, the right of first refusal of Buyer shall be renewed on such different terms. If the bona fide offer is not thereafter closed, the right of first refusal shall again be applicable to any such future sale.

        9.8 Publicity - Prior to the Closing, the Buyer shall have the right to issue a general press release, or other public announcement describing the execution of this Agreement or the transaction contemplated hereby. Prior to the issuance of such release, Med/Waste will provide the Company of a copy of same for review. The Company shall not unreasonably withhold, delay or condition its consent to the issuance of such press release. Either party shall have the right to make such other press releases or announcements regarding the transaction contemplated herein, only with the prior written approval of the other parties.

        9.9 Municipal Solid Waste - The Company shall be entitled to use a portion of the Real Property as presently being done on the tipping floor, as a transfer station for municipal solid waste through March 31, 1997. The
Company shall pay to Buyer $2.50 per ton of municipal solid waste brought to the tipping floor of the Facility. The Buyer shall provide access to the Company's incoming trucks to pick up the municipal solid wastehandled on the tipping floor. Buyer will use its equipment to push such waste into a storage pile on the tipping floor. The Company will provide transfer trailers to move the municipal waste to its landfill. Buyer will, with its tractors, using best efforts, load the transfer trailers with a minimum 18 ton, maximum 20 ton load. Following March 31, 1997 if the Company establishes a transfer station on Tract 4 as provided in Section 2.1 hereto, the Company will have the right to access the scales at the Real Property and produce weigh tickets to determine the accurate weight of inbound and outbound trucks and trailers to and from the Tract 4 transfer station. The Buyer shall at all times following the Closing Date have access to then service bay in the one story concrete block maintenance building located on Tract 4 for the purpose of performing repairs and maintenance on its equipment.

        9.10 Collection of Accounts Receivables - Buyer shall, for a period of 120 days following the Closing, use its best efforts to collect the accounts receivables of the Company existing at Closing and shall maintain complete and accurate records of all receivables collected, in whole or in part. Buyer will remit to the Company on a weekly basis the amount so collected, less an administrative fee of 5% of such collections. Buyer shall not have the right to discount any such receivables without the consent of the company. Payments received by Buyer shall be credited first to the oldest outstanding receivable of such obligor. Upon the reasonable request of the Company, Buyer shall provide periodic reports regarding the collection efforts and agree to permit the Company or its representatives reasonable access to the Buyer's applicable books and records and customer accounts verify collection activity undertaken by Buyer herein and the application of such collections. Any checks received by Buyer in payment of such accounts receivables may be negotiated by Buyer in the Company's name. Upon the expiration of the 120 period herein, Buyer shall have no further obligation to collect receivables and shall re-assign any such remaining receivables to the Company. The Company will represent at Closing that all such receivables are bona fide and that all services associated with such receivables have been performed by the Company and there are no claims for set off against such receivables.

                           ARTICLE X - MISCELLANEOUS

        10.1 Costs and Expenses - Except if this Agreement is terminated as a result of the breach of any party, each of the parties to this Agreement shall bear its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby.

        10.2 No Negotiations - Neither the Company, Chambers or any affiliate thereof shall encourage, solicit or engage in discussions or negotiations with, or provide any information to, or consider any proposal or offer presented by any party concerning any sale of the Company, its capital stock, the Real Property or the Assets or any similar transactions or enter into any agreement or take any action that by its terms or effect could adversely affect the ability of the parties hereto to consummate the transaction contemplated hereby.

        10.3 Remedies - The right and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any and all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute or otherwise. Buyer shall have the right to set off any Damages it suffers incurs against any monies due on the Promissory Note. Buyer shall have the option to apply such set off against principal in order of its due date in its discretion.

        10.4 Exhibits and Schedules - The Disclosure Schedule referred to herein are incorporated herein by this reference.

        10.5 Attorneys' Fees - In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to an award of its attorneys' fees and costs (including any fees and costs incurred in appellate proceedings) against the losing party.

        10.6 Risk of Loss - Prior to the Closing, the risk of loss, or damage to, or destruction of any of the Real Property or Assets shall remain with the Company.

        10.7 Assignment and Amendment of Agreement - This Agreement shall not be assignable by any of the parties hereto except with the written consent of the others. This Agreement may be amended only by written agreement of the parties hereto.

        10.8 Notices. Any notice or communication given pursuant hereto by either party to the other party shall be in writing and delivered (a) by nationally recognized overnight courier, (b) via facsimile (c) via hand delivery or (d) mailed by certified mail, return receipt requested, postage prepaid, as follows:

    If to Buyer:                   SAFETY DISPOSAL SYSTEM OF SOUTH CAROLINA,
                                   INC.
                                   3890 N.W. 132nd Street
                                   Opa Locka, Florida 33054
                                   Attention: Daniel A. Stauber, President

                Copy to:               Wallace, Bauman, Fodiman & Shannon, P.A.
                                       2222 Ponce de Leon Boulevard, Sixth Floor
                                       Coral Gables, Florida 33134
                                       Attention:  Bryan W. Bauman, Esq.


                If to the Company      Bill Gaffigan
                 and Chambers          USA Waste Services, Inc.
                                       3001 South Pioneer Drive
                                       Smyrna, Georgia 30080

                Copy to:               Schnader, Harrison, Segal & Lewis
                                       Fifth Avenue Place
                                       120 Fifth Avenue, Suite 2700
                                       Pittsburgh, Pennsylvania 15222-3016
                                       Attention: Megan E. Harmon, Esq.

or at such other address as hereafter shall be furnished in writing by any party hereto to the others.

            10.9 Entire Agreement - This Agreement is the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written of the parties, except for the confidentiality agreements previously entered into between the parties.

            10.10 Waiver - Any forbearance, failure or delay by any of the parties hereto to exercise any right, power or remedy hereunder shall not be deemed a waiver of such right, power or remedy and any single or partial exercise of any such right, power or remedy hereunder shall not preclude the further exercise thereof and every right, power or remedy of either party shall continue in full force and effect unless waived specifically by an instrument in writing executed by such party.

            10.11 Governing Law - This Agreement shall be construed in accordance with the laws of the State of South Carolina. Any legal proceeding shall be maintained in the Circuit Courts of South Carolina. Each party irrevocably agrees that all claims in respect of any such action or proceeding must be brought and/or defended in such court notwithstanding the filing of counterclaims.

            10.12 Counterparts - This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

            10.13 Captions - The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

            10.14 Successors and Assigns - All of the terms of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by and against the parties and their respective successors and assigns.

            10.15 Interpretation - Handwritten provisions inserted in this Agreement, initialed in ink, shall control all typewritten provisions in conflict therewith. This Agreement shall not be construed more strongly against or in favor of any party, regardless of who is responsible for its preparation.

            10.16 Severability - In the event any provision of this Agreement or the application of such provision to any part shall be held by a court of competent jurisdiction to be contrary to any rule of law or public policy, the remaining provisions of this Agreement shall remain in full force and effect.


            IN WITNESS WHEREOF, the parties have executed his Agreement as of the date set forth above.

                                BUYER

                                SAFETY DISPOSAL SYSTEM OF SOUTH
                                CAROLINA, INC., a South Carolina corporation



                                By: /S/ DANIEL A. STAUBER
                                    ------------------------------
                                    DANIEL A. STAUBER, President



                                MED/WASTE, INC., a Delaware corporation



                                By:    /S/ DANIEL A. STAUBER
                                       ---------------------------
                                       DANIEL A. AUBER, President


                                COMPANY:

                                CHAMBERS MEDICAL TECHNOLOGIES OF SOUTH
                                CAROLINA, INC. a South Carolina corporation



                                By:    /S/ WILLIAM GAFFIGAN
                                       ---------------------------
                                       Name: WILLIAM GAFFIGAN
                                       Title: VICE PRESIDENT-ACQUISITIONS



                                CHAMBERS DEVELOPMENT COMPANY,
                                INC., a Delaware corporation


                                By:    /S/ WILLIAM GAFFIGAN
                                       ---------------------------
                                       Name: WILLIAM GAFFIGAN
                                       Title: VICE PRESIDENT-ACQUISITIONS